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             February 26, 2021

       Shilow Shaffier
       CEO, President, CFO and Secretary
       3D Pioneer Systems, Inc.
       Level 1, 220 Albert Road
       South Melbourne, VIC 3205 Australia

                                                        Re: 3D Pioneer Systems,
Inc.
                                                            Amendment No. 2 to
Form 10-12G
                                                            Filed February 25,
2021
                                                            File No. 000-56089

       Dear Mr. Shaffier:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




             Sincerely,


             Division of Corporation Finance

             Office of Technology
       cc:                                              William B. Barnett,
Esq.